Atrion Reports Second Quarter Results

Diluted EPS Increases by 13%

ALLEN, TX -- 08/07/2008 -- Atrion Corporation (NASDAQ: ATRI) today announced that for the second quarter of 2008 diluted earnings per share were up 13% and revenues were up 4% compared to the results for the second quarter of 2007.

Atrion's revenues for the quarter ended June 30, 2008 totaled $24,242,000 compared with $23,199,000 in the same period in 2007. On a diluted per share basis, earnings for the period increased to $2.06 as compared to $1.83 in the same quarter of last year. Net income for the second quarter totaled $4,135,000 compared to $3,618,000 in last year's second quarter.

Commenting on the Company's performance for the second quarter compared to the second quarter of 2007, Emile A. Battat, Chairman and CEO, said, "Continuing the performance of the first quarter of this year, second quarter revenues in our key areas of cardiology and fluid delivery were up strongly, with revenues up by 18% and 15%, respectively, while those in ophthalmology, our smallest product category, declined by 26%. Revenues for cardiology and fluid delivery were up by a little over $1.1 million each, while ophthalmology revenues fell by approximately $1.3 million. Overall revenues increased by slightly over $1.0 million for the quarter." Mr. Battat continued, "We are especially gratified that gross margins increased to 46% for the quarter compared to 44% for the second quarter of last year, representing a new quarterly high and reflecting the higher profitability of our changing product mix. As a result, diluted earnings per share were up 13% over the second quarter of 2007. This increase was achieved despite a 10% rise in R&D spending in the current year quarter, compared to the same period last year, aimed at accelerating product development in ophthalmology and inflation." Mr. Battat concluded, "Despite the difficult economic environment expected for the second half of 2008, we remain confident in achieving double digit growth in diluted earnings per share for the full year, excluding the special items described in last year's third quarter press release dated November 7, 2007."

Revenues for the first six months of 2008 of $48,844,000 were 6% higher than revenues of $46,237,000 in the first half of 2007. Diluted earnings per share for the first half of 2008 increased 14% to $3.89 from $3.42 in the first six months of 2007.

Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.

The statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding growth in diluted earnings per share, excluding special items. Words such as "expects," "believes," "anticipates," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the SEC.

                            ATRION CORPORATION
                UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except per share data)

                                    Three Months Ended   Six Months Ended
                                         June 30,            June 30,
                                    ------------------  ------------------
                                      2008      2007      2008      2007
                                    --------  --------  --------  --------
Revenues                            $ 24,242  $ 23,199  $ 48,844  $ 46,237
Cost of goods sold                    13,137    12,880    27,059    26,258
                                    --------  --------  --------  --------
  Gross profit                        11,105    10,319    21,785    19,979
Operating expenses                     4,974     4,893    10,200     9,816
                                    --------  --------  --------  --------
  Operating income                     6,131     5,426    11,585    10,163

Interest income (expense), net            49       (67)       85      (198)
Other income (expense), net                1        --         1        --
                                    --------  --------  --------  --------
Income before income taxes             6,181     5,359    11,671     9,965
Income tax provision                  (2,046)   (1,741)   (3,880)   (3,210)
                                    --------  --------  --------  --------
  Net income                        $  4,135  $  3,618  $  7,791  $  6,755
                                    ========  ========  ========  ========

Income per basic share              $   2.11  $   1.92  $   4.00  $   3.60
                                    ========  ========  ========  ========

Weighted average basic shares
 outstanding                           1,956     1,883     1,946     1,878
                                    ========  ========  ========  ========

Income per diluted share            $   2.06  $   1.83  $   3.89  $   3.42
                                    ========  ========  ========  ========

Weighted average diluted shares
 outstanding                           2,005     1,978     2,004     1,977
                                    ========  ========  ========  ========

                            ATRION CORPORATION
                        CONSOLIDATED BALANCE SHEETS
                              (In thousands)

                                          June 30,    Dec. 31,
ASSETS                                      2008        2007
                                         ----------- -----------
                                         (Unaudited)
Current assets:
  Cash and cash equivalents              $     7,803 $     3,531
  Accounts receivable                         12,116       9,601
  Inventories                                 20,231      17,387
  Prepaid expenses                             1,167       1,483
  Deferred income taxes                          607         607
                                         ----------- -----------
    Total current assets                      41,924      32,609

Property, plant and equipment, net            54,632      54,050
Other assets                                  12,685      12,654
                                         ----------- -----------

                                         $   109,241 $    99,313
                                         =========== ===========

LIABILITIES AND STOCKHOLDERS’ EQUITY

  Current liabilities                          8,335       6,864
  Line of credit                                  --          --
  Other non-current liabilities                7,150       7,007
  Stockholders’ equity                        93,756      85,442
                                         ----------- -----------

                                         $   109,241 $    99,313
                                         =========== ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800